        Exhibit 97.1

Compensation Recovery Policy
(Required by Nasdaq Listing Rule 5608)

Compensation Recovery

Subject to the limited exceptions set forth herein, with respect to the compensation of executive officers and former executive officers subject to this policy as described under “Applicability” below, Arhaus, Inc. (the “Company”) will recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a big “R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a little “r” restatement).

For purposes of this policy, “incentive-based compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A “financial reporting measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

Applicability

This policy applies to incentive-based compensation received (as defined below) by a person: (i) after beginning service as an executive officer; (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation; (iii) while the Company’s common shares remain listed on the Nasdaq Stock Market (or another national securities exchange or a national securities association); and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described under “Compensation Recovery” above (plus any transition period to the extent required by Nasdaq rules in the event of a change in fiscal year).

For purposes of clause (iv) above, the date the Company is required to prepare such an accounting restatement is the earlier of: (1) the date the board of directors, a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such an accounting restatement; and (2) the date a court, regulator, or other legally authorized body directs the Company to prepare such an accounting restatement.

For purposes of this policy, “executive officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of this section would include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K.

For purposes of this policy, incentive-based compensation is deemed “received” in the fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
This Policy shall be effective as of October 2, 2023, the “effective date”. The terms of this policy shall apply to any incentive-based compensation that is received (i.e., vested, paid or earned) by an executive officer on or after the effective date, even if such incentive-based compensation was approved, awarded, or granted to the executive officer prior to the effective date.
Determination of Amount Subject to Recovery

The amount of incentive-based compensation subject to recovery under this policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. The compensation committee shall determine, in its sole discretion and in a manner that effectuates the purpose of Nasdaq Listing Rule 5608, one or more methods for recovering any erroneously awarded compensation hereunder, which may include, without limitation: (i) requiring cash reimbursement of cash incentive-based compensation previously paid; (ii) seeking recovery or forfeiture of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards granted as incentive-based compensation; (iii) offsetting the amount to be recovered from any compensation otherwise owed by the Company to the executive officers, or forfeiture of deferred compensation, to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder; (iv) cancelling outstanding, or forfeiting of, vested or unvested cash or equity awards (including those subject to service-based and/or performance-based vesting conditions, or for which such conditions have been satisfied); (v) cancelling, offsetting or reducing future compensation; and/or (vi) taking any other remedial and recovery action permitted by law, as determined by the compensation committee. Notwithstanding the foregoing, the Company makes no guarantee as to the treatment of such amounts under Section 409A, and shall have no liability with respect thereto.

For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq as provided by the rules thereof.

Limited Exceptions

The Company must recover erroneously awarded compensation in compliance with this policy except (i) to the extent that one of the exceptions described in this section is applicable, and (ii) the Company’s compensation committee, or in the absence of such a committee or in the event it is not comprised solely of independent directors, a majority of the independent directors serving on the board, has made a determination that recovery would be impracticable.
The exceptions referred to in the previous paragraph are as follows:
Direct Third-Party Expense Exceeds Recoverable Amount. The direct expense paid to a third party to assist in enforcing this policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq as provided by the rules thereof.
Tax-Qualified Retirement Plans. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
No Indemnification

The Company will not indemnify any executive officer or former executive officer against the loss of erroneously awarded compensation.
Disclosure

The Company will comply with all disclosure requirements with respect to this policy in accordance with the requirements of the applicable securities laws and Nasdaq rules.
Other Recovery Rights; No Duplication

The board of directors intends that this policy shall be applied to the fullest extent of the law. Any right of recovery under this policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law or regulation or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement, Company cash or equity incentive plan and any other legal remedies available to the Company. However, to the extent that any compensation recoverable under this policy is also recoverable other than pursuant to this policy, including pursuant applicable law such as Section 304 of the Sarbanes-Oxley Act or pursuant to any other policy or agreement of the Company, then this policy will be administered in order to avoid duplicative recovery to the extent permitted by applicable law and Nasdaq rules. If any amounts that would also be recoverable hereunder have already been reimbursed by a person to the Company pursuant to applicable law or another policy or agreement, such amounts may be credited against amounts recoverable from such person hereunder.
Administration

This policy is intended to comply with Nasdaq Listing Rule 5608 and the applicable provisions Rule 10D-1 under the Securities Exchange Act of 1934, and shall be administered and interpreted in a manner consistent with such rules and the applicable guidance of Nasdaq and the Securities and Exchange Commission with respect thereto.

This policy will be administered by the Company’s compensation committee, or in the absence of such a committee or in the event it is not comprised solely of independent directors, a majority of the independent directors serving on the board. The compensation committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws or Nasdaq Listing Rule.
Successors

The Policy shall be binding and enforceable against each executive officer and, to the extent required by applicable law, his/her beneficiaries, heirs, executors, administrators or other legal representatives.